EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Authorizes New Anti-Dilutive Program to Repurchase Stock
Company Expects to Buy Back up to One Million Shares

BEDFORD, Mass., December 28, 2015 - iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, announced today that its Board of Directors has authorized a new share repurchase program to mitigate the dilutive impact of shares issued under the company’s various employee stock and stock option plans. The company may purchase up to one million shares of its common stock beginning January 4, 2016 through December 31, 2016. This program replaces the current plan which will end January 3, 2016.

Under the new anti-dilutive program, iRobot management is authorized to repurchase shares of common stock through open market and privately negotiated transactions, at times and in such amounts as deemed appropriate, including pursuant to one or more Rule 10b5-1 trading plans adopted in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934. The company may choose to suspend or discontinue the repurchase program at any time but cannot carry over unused authorization amounts to future periods. As of September 26, 2015, iRobot had 29.7 million shares of common stock outstanding.

“The Board’s authorization of this share repurchase program further demonstrates the company’s continued confidence in the business outlook and its interest in addressing the dilutive impact of shares issued under employee compensation plans,” said Colin Angle, iRobot chairman and chief executive officer.

About iRobot Corp.
iRobot designs and builds robots that empower people to do more. The company’s home robots help people find smarter ways to clean, its defense & security robots protect those in harm’s way, and its remote presence robots enable virtual presence from anywhere in the world. iRobot’s consumer and military robots feature proprietary technologies incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corporation's expectations concerning management's plans for execution of a stock repurchase program, including the maximum amount and duration of purchases of our common stock under our authorized stock repurchase program. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results and actions to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.